EXHIBIT 99.1

(Translation)

Financial Results for the Third Quarter of the Fiscal Year Ending September 30, 2016 [US GAAP] [Consolidated]

November 4, 2016

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Dr. Ryo Kubota
Title: Chairman, President and Chief Executive Officer
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Yasuo Ishikawa, Director of Financial Reporting
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled date of quarterly report submission	November 4, 2016
Scheduled date of dividend payment commencement	—
Supplementary materials for financial results	Yes
Earnings announcement for financial results	No

(Figures rounded down to the nearest thousand)

In this document, unless the context otherwise requires, references to “we”, “our”, “us”, the “Company” or “Acucela” mean Acucela Inc., a Washington corporation and its subsidiaries. All information is provided as of September 30, 2016, unless otherwise stated.

1. Financial Results for the Nine Months Ended September 30, 2016 in FY2016 (Consolidated) (January 1, 2016 to September 30, 2016)
(1) Consolidated Operating Results (cumulative)
(Unit: US$ and ¥ in thousands, except % change from the previous fiscal year)

	Revenue from collaborations		Loss from operations		Loss before income tax		Net loss
	$7,341		$(28,397)		$(27,301)		$(27,318)
3Q FY2016 (Consolidated)	¥742,322	(65.9)%	¥(2,871,504)	NA	¥(2,760,677)	NA	¥(2,762,397)	NA
	$21,524		$(18,012)		$(17,231)		$(17,228)
3Q FY2015 (Unconsolidated)	¥2,176,507	(22.4)%	¥(1,821,374)	NA	¥(1,742,400)	NA	¥(1,742,097)	NA

(Note) 3Q FY2016 (Consolidated) comprehensive loss: US $26.8 million (JPY ¥2,709 million); 3Q FY2015 (Unconsolidated) comprehensive loss: US $17.2 million (JPY ¥1,741 million)

3Q FY 2016 represents consolidated results whereas 3Q FY 2015 are unconsolidated. All of the operating results, financial position and cash flows of a newly founded subsidiary are immaterial. Change from the previous fiscal year is based on the above number.

(Unit: US$ and ¥, except for %)

	Basic loss per share	Diluted loss per share

	$(0.73)	$(0.73)
3Q FY2016 (Consolidated)	¥(74)	¥(74)
	$(0.48)	$(0.48)
3Q FY2015 (Unconsolidated)	¥(49)	¥(49)

(2) Financial Position
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio

	$153,657	$148,032	$148,032
As of September 30, 2016 (Consolidated)	¥15,537,804	¥14,968,996	¥14,968,996	96%
	$175,950	$166,434	$166,434
As of December 31, 2015 (Consolidated)	¥17,792,066	¥16,829,807	¥16,829,807	95%

Note: The original financial statements of the Company for FY2016 Q3 and FY2015 Q3 are expressed in U.S. dollar. Amounts as to operating results and financial position in parenthesis are converted (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 101.12, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on September 30, 2016 for the sake of convenience.

2. Dividends
(Unit: US$ and ¥ in thousands, except for %)

	Annual dividend per share
	First Quarter	Second Quarter	Third Quarter	Year-end	Total
	$—	$—	$—	$—	$0
FY2015 (Consolidated)	¥—	¥—	¥—	¥—	¥0
	$—	$—	$—	$—	$0
FY2016 (Consolidated)	¥—	¥—	¥—	¥—	¥0
	$—	$—	$—	$—	$0
FY2016 (forecast)	¥—	¥—	¥—	¥—	¥0
(Note) Revisions to dividend forecast most recently announced: None.

3. Projected Financial Results for FY2016 (Consolidated) (January 1, 2016 to December 31, 2016)
(Unit: US$ and ¥ in thousands, except for % and per share data)

	Revenue from collaborations	Loss from operations	Income (loss) before income tax	Net loss	Net loss per share (low)[1]
Full Year Revised 2016 Forecast	$8,300	$(38,300)	$(36,900)	$(36,900)	$(0.98)
	¥839,296	¥(3,872,896)	¥(3,731,328)	¥(3,731,328)	¥(99)
Full Year 2015 Results	$24,067	$(26,556)	$(25,459)	$(25,509)	$(0.71)
	¥2,433,655	¥(2,685,342)	¥(2,574,414)	¥(2,579,470)	¥(72)
Percentage Change (%) - omitted where not meaningful	(65.5)%	—%	—%	—%	—%

1 - Net income (loss) per share was computed for Full Year Revised 2016 Forecast using 37,825,912 weighted average shares for expected basic and diluted shares outstanding.

Note 1: Earnings forecast of the Company is based on U.S. dollar amounts. Amounts as to the earnings forecast for Full Year 2016 are converted amounts (JPY (¥) in thousands except for per share amounts) at the rate of 1 USD = 101.12, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on September 30, 2016 the sake of convenience.

Note 2: The Company, Acucela Japan KK, a wholly-owned subsidiary of the Company organized under the laws of Japan, which will become Kubota Pharmaceutical Holdings Co., Ltd., or Kubota Holdings, and Acucela North America Inc., or US Merger Co, a wholly-owned subsidiary of Kubota Holdings, pursuant to which the Company will be merged with and into US Merger Co, with US Merger Co surviving the merger as a wholly-owned subsidiary of Kubota Holdings and assuming the name of Acucela Inc., is anticipated to complete the redomicile transaction. Above projected financial results for FY2016 takes into consideration the project financial results of the Company until November 30, 2016 and Kubota Holdings for December 2016.

4. Others
(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Adoption of simplified accounting method or specific accounting methods: None

(3) Changes in accounting policies
         (i) Changes caused by revision of accounting standards, etc: None
        (ii) Changes other than (i) None

(4) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

Number of Common Shares (in thousands)
As of September 30, 2016 (Consolidated)	37,826
As of December 31, 2015 (Consolidated)	36,517

    2) Number of shares of treasury stock as of the end of the reporting period:

Number of Treasury Shares (in thousands)
As of September 30, 2016 (Consolidated)	none
As of December 31, 2015 (Consolidated)	none

3) Average number of shares outstanding during the reporting period:

Weighted Average Number of Common Shares (in thousands)
3Q FY2016 (Consolidated)	37,300
3Q FY2015 (Unconsolidated)	36,183

* Implementation status of quarterly review procedures
The quarterly financial report is exempt from quarterly review procedures as stipulated under the Financial Instruments and Exchange Act of Japan.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

(Note) Translation from USD into Japanese Yen in this document has been made at the rate of 1 USD = 101.12, (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on September 30, 2016.

1. Qualitative Information for the Third Quarter of FY2016 (Consolidated)

(1) Qualitative Information on Operating Results

Comparison of the Three and Nine Month Periods Ended September 30, 2016 and September 30, 2015
Revenue from collaborations. Revenues from collaborations for approximately $0.7 million (¥71.9 million) and $7.3 million (¥742.3 million) in the three and nine months ended September 30, 2016, represents a decrease of approximately $6.4 million (¥648.9 million), or 90.0% and $14.2 million (¥1,434.2 million), or 65.9%, respectively, as compared to the prior year.
By program, revenues were as follows (in thousands US$, except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$705	$7,126	$(6,421)	(90.1)%
OPA-6566	6	2	4	179.2%
Total	$711	$7,128	$(6,417)	(90.0)%

	Nine Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$7,332	$21,521	$(14,189)	(65.9)%
OPA-6566	9	3	6	226.8%
Total	$7,341	$21,524	$(14,183)	(65.9)%

By program, revenues were as follows (in thousands JPY (¥), except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥71,332	¥720,581	¥(649,249)	(90.1)%
OPA-6566	564	202	362	179.2%
Total	¥71,896	¥720,783	¥(648,887)	(90.0)%

	Nine Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥741,433	¥2,176,235	¥(1,434,802)	(65.9)%
OPA-6566	889	272	617	226.8%
Total	¥742,322	¥2,176,507	¥(1,434,185)	(65.9)%

The decrease in revenue from collaborations for the three and nine months ended September 30, 2016 compared to the same periods in 2015 was primarily due to fewer billable full time employees and activities related to Emixustat to Otsuka as compared to the prior year.

Our clinical program related to Emixustat for the treatment of geographic atrophy was completed in May 2016. Due to results of the Phase 2b/3 clinical trial, Otsuka elected to terminate the collaboration agreement with us. We do not expect to generate significant revenue from the terminated collaboration with Otsuka related to Emixustat for the foreseeable future now that we are in the six month wind down period following the date of the termination notice.

Research and development. Research and development expense for the three and nine months ended September 30, 2016 totaled approximately $4.0 million (¥405.3 million) and $17.3 million (¥1,752.3 million), representing a decrease of approximately $2.2 million (¥227.2 million) and $0.4 million (¥44.0 million), or 35.9% and 2.4%, respectively, as compared to the prior year.
By program, our research and development expenses were as follows (in thousands US$, except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$2,604	$5,815	$(3,211)	(55.2)%
OPA-6566	5	3	2	48.8%
Internal Research	1,399	437	962	219.9%
Total	$4,008	$6,255	$(2,247)	(35.9)%

	Nine Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	$9,976	$16,569	$(6,593)	(39.8)%
OPA-6566	5	4	1	32.6%
Internal Research	7,348	1,191	6,157	516.8%
Total	$17,329	$17,764	$(435)	(2.4)%

By program, our research and development expenses were as follows (in thousands JPY (¥), except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥263,339	¥587,966	¥(324,627)	(55.2)%
OPA-6566	476	320	156	48.8%
Internal Research	141,474	44,220	97,254	219.9%
Total	¥405,289	¥632,506	¥(227,217)	(35.9)%

	Nine Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
Emixustat	¥1,008,791	¥1,675,462	¥(666,671)	(39.8)%
OPA-6566	476	359	117	32.6%
Internal Research	743,041	120,475	622,566	516.8%
Total	¥1,752,308	¥1,796,296	¥(43,988)	(2.4)%
The decrease for the three month period ended September 30, 2016 was primarily due to a decrease in research and development activities related to clinical programs under the Emixustat Agreement, which was partially offset by an increase in internal research related to new product development. The decrease for the nine month period ended September 30, 2016 was primarily due to a decrease in research and development expense related to clinical programs under the Emixustat Agreement, due to the completion of the Phase 2b/3 clinical trial and related wind down in activities related to such clinical trial. This decrease was offset by an increase to internal research for new product development which includes an upfront non-refundable fee of $5.0 million (¥505.6 million), paid to YouHealth in the first quarter in connection with the option and license agreement for lanosterol technology.

In accordance with our Strategic Plan, we expect our total research and development expenses to increase in absolute dollars as we pursue development of our product candidates in multiple indications and execute in-licensing transactions resulting in potential upfront and milestone payments.
General and administrative.
The general and administrative expenses were as follows (in thousands US$, except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	$4,053	$4,722	$(669)	(14.2)%

	Nine Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	$18,409	$21,772	$(3,363)	(15.4)%

The general and administrative expenses were as follows (in thousands JPY (¥), except for %):

	Three Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	¥409,839	¥477,489	¥(67,650)	(14.2)%

	Nine Months Ended September 30,		2015 to 2016 $ Change	2015 to 2016 % Change
	2016	2015
General and administrative	¥1,861,518	¥2,201,585	¥(340,067)	(15.4)%
General and administrative expenses decreased $0.7 million (¥67.7 million) in the three months ended September 30, 2016 compared to the same period in the prior year. Excluding stock based compensation, general and administrative expenses decreased $0.4 million (¥38.2 million) in the three months ended September 30, 2016 compared to the same period in the prior year primarily due to the following:

•	the Company incurred fewer charges related to accounting and compliance related fees by $0.5 million (¥50.0 million);

•	the Company incurred fewer charges related to bonus and retention payments of $0.4 million (¥42.1 million); and

•	the Company recognized less stock based compensation expense as compared to the prior year quarter by $0.3 million (¥29.5 million).
These changes were offset by an increase in corporate legal expenses and charges related to the Redomicile Transaction of $0.5 million (¥50.0 million) in the current quarter.
General and administrative expenses decreased $3.4 million (¥340.1 million) in the nine months ended September 30, 2016 compared to the same period in the prior year. Excluding stock based compensation, general and administrative expenses decreased $1.9 million (¥188.0 million) in the nine months ended September 30, 2016 compared to the same period in the prior year primarily due to the following:

•	the Company recognized less stock based compensation expense related to accelerated vesting upon termination by former employees of the Company than in the prior year by $4.2 million (¥419.9 million);

•	the Company did not incur $2.2 million (¥227.3 million) in charges related to the one-time May 2015 special meeting of the shareholders and related transaction costs;

•	the Company incurred fewer charges related to bonus and retention payments of $1.4 million (¥142.0 million);

•	the Company paid $0.7 million (¥71.0 million) less in severance to former officers and employees in the current year; and

•	the Company paid $0.3 million (¥26.0 million) less in recruiting in the current year.

These changes were offset by the following increases in the current year:

•	corporate legal expenses and charges related to the Redomicile Transaction of $2.7 million (¥273.6 million); and

•	approximately $2.7 million (¥268.0 million) of additional stock compensation expense as compared to the prior year primarily due to the vesting of market-based awards.
Income tax expense. Income tax expense for the three and nine months ended September 30, 2016 and 2015 was zero, due to the Company having established a full valuation allowance against our deferred tax assets.
Net income (loss) per share. Please see Per Share Information in Notes on the Consolidated Financial Statements.

(2) Qualitative Information on Financial Condition

We anticipate that potential product candidates developed under our Strategic Plan may be developed independently, and our expenditures on such programs will not be funded by collaborative partners. As a consequence, we expect our total research and development expenses to increase in absolute dollars as we pursue development of our product candidates in multiple indications and execute in-licensing transactions resulting in potential upfront and milestone payments. In the near-term, we anticipate increased general and administrative expenses related to the Redomicile Transaction, which we expect to complete during the fourth quarter of 2016.
Cash and cash equivalents include all short-term, highly liquid investments with an original maturity date of three months or less as of the date of purchase. Cash equivalents consist of money market funds. Investments with maturities between three months and one year at the date of purchase are classified as short-term investments. Short-term investments are comprised of corporate debt securities, commercial paper, U.S. government agency securities, and certificates of deposit.
As of September 30, 2016 and December 31, 2015, we had cash, cash equivalents and investments of $147.9 million (¥14,954.3 million) and $166.5 million (¥16,839.0 million), respectively. The Company believes it has adequate cash and investments to fund its operations for at least the next 12 months. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.
The following table shows a summary of our cash flows for the nine months ended September 30, 2016 and 2015, (in US$ and JPY (¥) thousands):

Nine Months Ended September 30,	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents—end of period
	$(21,344)	$19,500	$3,357	$6,601
2016	¥(2,158,277)	¥1,971,820	¥339,461	¥667,503
	$(18,609)	$9,138	$(1,140)	$8,167
2015	¥(1,881,748)	¥924,034	¥(115,277)	¥825,841

Cash Flows from Operating Activities
Net cash used in operating activities was $21.3 million (¥2,158.3 million) and $18.6 million (¥1,881.7 million) for the nine months ended September 30, 2016 and 2015, respectively. The change in net cash used in operating activities is related to an increase of $2.6 million (¥263.4 million) in cash payments for operating expenses and a decrease of $0.1 million (¥13.1 million) in cash collections of accounts receivable from collaborations.

Cash Flows from Investing Activities
Net cash provided by investing activities was $19.5 million (¥1,971.8 million) and $9.1 million (¥924.0 million) for the nine months ended September 30, 2016 and 2015, respectively. Cash inflows increased primarily due to an increase of $16.3 million (¥1,651.7 million) related to net maturities of marketable securities held as available for sale offset by an increase of $6.4 million (¥648.3 million) related to purchases of marketable securities available for sale.
Cash Flows from Financing Activities
Net cash provided by financing activities was $3.4 million (¥339.5 million) and net cash used by financing activities was $1.1 million (¥115.3 million) for the nine months ended September 30, 2016 and 2015, respectively. During 2016, cash inflows from financing activities was primarily the result of $11.4 million (¥1,148.9 million) of proceeds related to the issuance of common stock related to current and former employees exercising their stock options during the year. This was partially offset by $8.0 million (¥809.5 million) related to employee tax withholdings for equity awards. During 2015, cash outflows from financing activities related to employee tax withholdings for equity awards.

Contractual Obligations and Commitments
In addition to the contractual commitments, which consist of operating leases for corporate office and laboratory space, disclosed in our Annual Kessan-Tanshin for the year ended December 31, 2015, we have not incurred any additional material contractual obligations or commitments outside of the normal course of business during the nine months ended September 30, 2016 except the following:

Severance
Mr. Roger Girard, the Company's Chief Strategy Officer, ceased to be an employee on July 10, 2016. On July 11, 2016, we entered into a Separation Agreement and Release with Mr. Girard, which entitles him to receive continuing payments at a rate equal to his annual base salary for a period of nine months from his termination date, up to nine months of health benefit coverage under our COBRA program, an incentive bonus equal to 50% of nine months of his base salary in effect on his termination date and nine months of vesting on his restricted stock units, or RSUs, from his termination date. As of September 30, 2016, the Company had severance payments totaling $0.3 million (¥32.6 million) accrued for our former Chief Strategy Officer which is due to be paid through April 2017. In addition, the Company incurred in second quarter of 2016 an additional $0.5 million (¥47.3 million) in stock compensation expense to general and administrative expense related to the accelerated vesting of his RSUs on July 10, 2016. All remaining unvested RSUs were forfeited.
During the three and nine months ended September 30, 2016, the Company paid $0.1 million (¥7.0 million) and $0.4 million (¥43.4 million), respectively, in severance to the former Chief Operating Officer and other former employees. Additionally, on July 9, 2016, we entered into a Separation Agreement and Release with our former Executive Vice President, General Counsel. As of September 30, 2016, we had severance payments totaling $0.3 million (¥25.7 million) accrued in connection with this Separation Agreement and Release, which is due to be paid through April 2017. The Company paid $0.1 million (¥14.6 million) in severance to Mr. Girard and our former Executive Vice President, General Counsel as of September 30, 2016.

	FY2015	Q3 FY2016
Shareholders’ equity ratio (%)	94.6%	96.3%
Shareholders’ equity ratio based on market prices (%)	153.4%	293.4%
Debt to annual cash flow ratio (%)	—	—
Interest coverage ratio (times)	—	—

Stockholders' equity ratio: stockholders' equity / total assets
Stockholders' equity ratio based on market prices: market capitalization / total assets
Debt to annual cash flow ratio: interest bearing liabilities / operating cash flows
Interest coverage ratio: operating cash flows / interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4. Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.

(3) Qualitative Information on Operating Results Forecast

Please see the Full Year Revised 2016 Forecast.

2. Information for the Summary Information - Others

(1) Changes in significant subsidiaries during the period

Not applicable.

(2) Adoption of a simplified accounting method or specific accounting methods

Not applicable.

(3) Changes in accounting policies

Not applicable.

3. Quarterly Financial Statements and Other Information

(1) Condensed Consolidated Balance Sheets
ACUCELA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2015		September 30, 2016
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,088	¥514,499	$6,601	¥667,503
Investments	106,922	10,811,953	112,189	11,344,551
Accounts receivable from collaborations	6,140	620,877	1,832	185,252
Prepaid expenses and other current assets	2,051	207,398	1,834	185,454
Total current assets	120,201	12,154,727	122,456	12,382,760
Property and equipment, net	920	93,030	786	79,480
Long-term investments	54,515	5,512,557	29,097	2,942,288
Other assets	314	31,752	1,318	133,276
Total assets	$175,950	¥17,792,066	$153,657	¥15,537,804
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$207	¥20,932	$55	¥5,562
Accrued liabilities	3,138	317,316	1,914	193,551
Accrued compensation	2,457	248,452	2,512	254,014
Deferred revenue from collaborations	2,467	249,463	—	—
Deferred rent and lease incentives	143	14,460	155	15,673
Total current liabilities	8,412	850,623	4,636	468,800
Commitments and contingencies
Long-term deferred rent, lease incentives, and others	1,104	111,636	989	100,008
Total long-term liabilities	1,104	111,636	989	100,008
Shareholders’ equity:
Common stock, no par value, 100,000 shares authorized as of September 30, 2016 and December 31, 2015; 37,826 and 36,517 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	197,984	20,020,143	206,375	20,868,641
Accumulated other comprehensive loss	(575)	(58,144)	(50)	(5,056)
Accumulated deficit	(30,975)	(3,132,192)	(58,293)	(5,894,589)
Total shareholders’ equity	166,434	16,829,807	148,032	14,968,996
Total liabilities and shareholders’ equity	$175,950	¥17,792,066	$153,657	¥15,537,804

See accompanying notes to condensed consolidated financial statements.

(2) Condensed Consolidated Statements of Operations
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30,
	2015		2016

Revenue from collaborations	$21,524	¥2,176,507	$7,341	¥742,322
Expenses:
Research and development	17,764	1,796,296	17,329	1,752,308
General and administrative	21,772	2,201,585	18,409	1,861,518
Total expenses	39,536	3,997,881	35,738	3,613,826
Loss from operations	(18,012)	(1,821,374)	(28,397)	(2,871,504)
Other income (expense), net:
Interest income	802	81,098	1,051	106,277
Other income (expense), net	(21)	(2,124)	45	4,550
Total other income, net	781	78,974	1,096	110,827
Loss before income tax	(17,231)	(1,742,400)	(27,301)	(2,760,677)
Income tax benefit (expense)	3	303	(17)	(1,720)
Net loss	$(17,228)	¥(1,742,097)	$(27,318)	¥(2,762,397)
Net loss per share
Basic	$(0.48)	¥(49)	$(0.73)	¥(74)
Diluted	$(0.48)	¥(49)	$(0.73)	¥(74)
Weighted average shares
Basic	36,183		37,300
Diluted	36,183		37,300
See accompanying notes to condensed consolidated financial statements.

(3) Condensed Consolidated Statements of Comprehensive Loss

ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2015		2016

Net loss	$(17,228)	¥(1,742,097)	$(27,318)	¥(2,762,397)
Other comprehensive income (loss):
Net unrealized gain on securities	11	1,112	525	53,088
Comprehensive loss	$(17,217)	¥(1,740,985)	$(26,793)	¥(2,709,309)

See accompanying notes to condensed consolidated financial statements.

(4) Condensed Consolidated Statements of Shareholders' Equity
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands ($US))

			Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2014	35,809	190,190	(361)	(5,466)	184,363
Stock-based compensation	—	8,940	—	—	8,940
Issuance of restricted shares of common stock	904	—	—	—	—
RSUs withheld for employee payroll taxes	(207)	(1,165)	—	—	(1,165)
Common stock issued in connection with stock option exercises	11	5	—	—	5
Excess net tax benefit related to IPO costs	—	14	—	—	14
Net loss	—	—	—	(25,509)	(25,509)
Unrealized loss on marketable securities available for sale	—	—	(214)	—	(214)
Balance at December 31, 2015	36,517	197,984	(575)	(30,975)	166,434
Stock-based compensation	—	5,034	—	—	5,034
Issuance of restricted shares of common stock	375	—	—	—	—
RSUs withheld for employee payroll taxes	(274)	(4,592)	—	—	(4,592)
Common stock issued in connection with stock option exercises	1,208	7,949	—	—	7,949
Net loss	—	—	—	(27,318)	(27,318)
Unrealized gain on marketable securities available for sale	—	—	525	—	525
Balance at September 30, 2016	37,826	$206,375	$(50)	$(58,293)	$148,032

See accompanying notes to condensed consolidated financial statements.

(4) Condensed Consolidated Statements of Shareholders' Equity (Continued)
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(unaudited) (in thousands (JPY))

			Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Common Stock
	Shares	Amount
Balance at December 31, 2014	35,809	¥19,232,012	¥(36,504)	¥(552,721)	¥18,642,787
Stock-based compensation	—	904,013	—	—	904,013
Issuance of restricted shares of common stock	904	—	—	—	—
RSUs withheld for employee payroll taxes	(207)	(117,805)	—	—	(117,805)
Common stock issued in connection with stock option exercises	11	507	—	—	507
Excess net tax benefit related to IPO costs	—	1,416	—	—	1,416
Net loss	—	—	—	(2,579,471)	(2,579,471)
Unrealized loss on marketable securities available for sale	—	—	(21,640)	—	(21,640)
Balance at December 31, 2015	36,517	20,020,143	(58,144)	(3,132,192)	16,829,807
Stock-based compensation	—	509,038	—	—	509,038
Issuance of restricted shares of common stock	375	—	—	—	—
RSUs withheld for employee payroll taxes	(274)	(464,343)	—	—	(464,343)
Common stock issued in connection with stock option exercises	1,208	803,803	—	—	803,803
Net loss	—	—	—	(2,762,397)	(2,762,397)
Unrealized gain on marketable securities available for sale	—	—	53,088	—	53,088
Balance at September 30, 2016	37,826	¥20,868,641	¥(5,056)	¥(5,894,589)	¥14,968,996

See accompanying notes to condensed consolidated financial statements.

(5) Condensed Consolidated Statements of Cash Flows
ACUCELA INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2015		2016

Cash flows from operating activities
Net loss	$(17,228)	¥(1,742,097)	$(27,318)	¥(2,762,397)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	299	30,235	220	22,227
Stock-based compensation	6,538	661,123	5,034	509,038
Amortization, net, of premium/discount on marketable securities	1,743	176,252	1,058	106,992
Deferred taxes	103	10,415	—	—
Loss on disposal of fixed assets	30	3,034	—	—
Changes in operating assets and liabilities:
Accounts receivable from collaborations	(5,981)	(604,799)	4,308	435,625
Prepaid expenses and other current assets	79	7,983	249	25,219
Accounts payable	32	3,236	(152)	(15,370)
Accrued liabilities	214	21,640	(1,224)	(123,771)
Accrued compensation	474	47,931	55	5,562
Deferred rent and lease incentives	1,198	121,142	(103)	(10,415)
Deferred revenue from collaborations	(6,231)	(630,079)	(2,467)	(249,463)
Other assets	121	12,236	(1,004)	(101,524)
Net cash used in operating activities	(18,609)	(1,881,748)	(21,344)	(2,158,277)
Cash flows from investing activities
Purchases of marketable securities available for sale	(62,322)	(6,302,001)	(68,733)	(6,950,320)
Maturities of marketable securities available for sale	71,985	7,279,123	88,319	8,930,817
Net additions to property and equipment	(525)	(53,088)	(86)	(8,677)
Net cash provided by investing activities	9,138	924,034	19,500	1,971,820
Cash flows from financing activities
Value of equity awards withheld for tax liability	(1,142)	(115,479)	(8,005)	(809,464)
Proceeds from issuance of common stock	2	202	11,362	1,148,925
Net cash provided by (used in) financing activities	(1,140)	(115,277)	3,357	339,461
Increase (decrease) in cash and cash equivalents	(10,611)	(1,072,991)	1,513	153,004
Cash and cash equivalents—beginning of period	18,778	1,898,832	5,088	514,499
Cash and cash equivalents—end of period	$8,167	¥825,841	$6,601	¥667,503

See accompanying notes to condensed consolidated financial statements.

(6) Note regarding Assumption of Going Concern

None noted as of the date of filing of this report.

(7) Note regarding Significant Changes in the Amount of Shareholders' Equity

Please refer to (4) Condensed Consolidated Statements of Shareholders' Equity above for the changes in the amount of Shareholders' Equity during the reporting period.

(8) Notes on the Consolidated Quarterly Financial Statements

Note 1 -    Business and Basis of Presentation
Business
Acucela Inc. is a clinical stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic disorders affecting millions of people worldwide. The Company has a broad product candidate portfolio of multiple technologies in the preclinical and clinical development stages intended to provide solutions to ophthalmic disorders affecting millions of people worldwide. The Company is pursuing development of its product candidates for indications such as age related macular degeneration, cataracts, diabetic retinopathy and orphan, blinding retinal diseases such as retinitis pigmentosa and Stargardt disease which primarily affects young adults. References in this report to the "Company,", "we", "our" and "us" refer to Acucela Inc. and its subsidiaries.

Redomicile Transaction

In March 2016, we announced our intention to pursue a corporate reorganization of the Company by conducting a triangular merger, pursuant to which the ultimate parent company holding the operations of the Company would be domiciled in Japan. Such transaction is referred to as the Redomicile Transaction. If consummated, the Redomicile Transaction would result in the Company’s shareholders holding shares in Acucela Japan KK, or Acucela Japan, a Japanese joint stock corporation and the Company’s wholly-owned subsidiary. At the conclusion of the Redomicile Transaction, the official name of Acucela Japan will become Kubota Pharmaceutical Holdings Co., Ltd. Consummation of the Redomicile Transaction would be subject to several conditions, including the approval of the Redomicile Transaction by a majority of the Company’s common stock shareholders entitled to vote on the Redomicile Transaction, which approval was obtained at the Company’s annual meeting held in Seattle, Washington on October 18, 2016; the registration with the U.S. Securities and Exchange Commission, or SEC, of the shares of Acucela Japan to be distributed in the Redomicile Transaction. Should the Redomicile Transaction be consummated, Acucela Inc. would merge with and into Acucela North America Inc., or US Merger Co, a Washington corporation and wholly-owned subsidiary of Acucela Japan. US Merger Co would continue as the surviving corporation. In connection with the Redomicile Transaction, the Tokyo Stock Exchange, or the TSE, has approved the listing of the common stock of Kubota Holdings on the Mothers market of the TSE under the code “4596.” We anticipate that the final trading date of our common stock on the TSE will be November 25, 2016 (Japan Standard Time) and that Kubota Holdings' common stock will be listed and commence trading on the TSE Mothers market on December 6, 2016 (Japan Standard Time). While we anticipate to complete the Redomicile Transaction on December 1, 2016 (Japan Standard Time), there is no assurance that we will be able to complete the Redomicile Transaction in a timely manner, if at all, or achieve the expected benefits we expect to see. Please refer to the press releases dated March 29, 2016 “Announcement on Proposed Conversion of Japanese Subsidiary into the Holding Company of Acucela Inc. through Triangular Merger” and August 10, 2016 “Acucela Announces Official Name of Acucela Japan as Kubota Pharmaceutical Holdings Co., Ltd.” for further information.

Basis of Presentation
Unaudited Interim Financial Information

We have prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the SEC for interim financial reporting. The condensed consolidated balance sheet as of December 31, 2015 has been derived from the audited financial statements. The condensed consolidated financial statements as of September 30, 2016 and September 30, 2015 are unaudited and, in our opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of our balance sheets, operating results, and cash flows for the periods presented. Operating results for the periods presented are not necessarily indicative of the results that may be expected for full 2016 fiscal year. Certain information and footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, have been omitted in accordance with the rules and regulations of the SEC. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes in the Annual Securities Report for the year ended December 31, 2015.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Acucela Japan KK, which was organized under the laws of Japan on December 11, 2015. Through the period ended September 30, 2016, Acucela Japan KK has not commenced operations. We eliminate all intercompany balances and transactions in consolidation.

Presentation of the balance sheet and statement of shareholders' equity

The prior year presentation of the balance sheet and the statement of shareholders' equity includes a re-classification to conform with the current year presentation of common stock.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates.
Note 2 -    Segments
We operate in one segment, pharmaceutical product development. All of our significant assets are located in the United States. During the three and nine months ended September 30, 2016 and 2015, all revenue was generated in the United States.

Note 3 - Per Share Information
(Unit: in thousands, except for per share data)

	FY2015 Q3	FY2016 Q3
Numerator:
	$(17,228)	$(27,318)
Net loss	¥(1,742,097)	¥(2,762,397)
Denominator:
Weighted-average shares outstanding—basic (shares)	36,183	37,300
Dilutive effect of stock options, RSUs and restricted stock awards	—	—
Diluted weighted average shares of common stock outstanding (shares)	$36,183	$37,300
	$(0.48)	$(0.73)
Basic net loss per share (common stock)	¥(49)	¥(74)
	$(0.48)	$(0.73)
Diluted net loss per share (common stock)	¥(49)	¥(74)

For the nine months ended September 30, 2016, equity awards of 1,188,682 were excluded from the calculation of diluted net income (loss) per share because the impact was anti-dilutive.

Note 4 - Significant Subsequent Events

The 2016 Annual Meeting of Shareholders, or the Annual Meeting, of the Company was held on October 18, 2016 in Seattle, Washington. At the Annual Meeting, shareholders (i) approved the adoption of the merger agreement among the Company, Acucela Japan KK and US Merger Co, pursuant to which the Company will be merged with and into US Merger Co, with US Merger Co surviving the merger as a wholly-owned subsidiary of Acucela Japan KK, (ii) elected the five nominees named in the proxy statement to the Board of Directors and (iii) ratified the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2016. The adjournment proposal was not acted upon at the Annual Meeting. The proposals related to each matter are described in detail in the Company’s definitive proxy statement/prospectus disclosed with the TSE on August 30, 2016.

Note 5 - Difference between US GAAP and Japanese GAAP

The quarterly consolidated financial statements of Acucela Inc. presented in this Report conform with accounting principles generally accepted in the United States of America ("US GAAP"). Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP
Revenue Recognition	Revenue Recognition
In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

Marketable Securities	Marketable Securities
At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences	Compensated Absences
Under ASC Topic 710, Compensation - General 10-25, a liability for compensation for future absences is recorded if certain criteria are met.	There is no requirement to record accruals for compensated absences under Japanese GAAP.
Stock Option	Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development	Research and Development
In the United States, in accordance with ASC 730, "Research and Development Arrangements", nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.
In Japan, no such accounting treatment is required.

Fair Value	Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure	Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements review, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the quarterly security report.

Changes in Directors, Officers and Corporate Auditors

•	Directors

Not applicable.

•	Officers
The Company notified Mr. Roger Girard and George Lasezkay that their positions as our Chief Strategy Officer and Executive Vice President, General Counsel, were terminated effective July 10, 2016.

•	Corporate Auditors

Not applicable.